EXHIBIT 21


                  TOWN & COUNTRY CORPORATION AND SUBSIDIARIES

                         Subsidiaries of the Registrant


Set forth below is a list of the Registrant's subsidiaries (1) as of February 27, 1994, with their state or other jurisdiction of incorporation, names under which they do business, and the percentage of their voting securities owned by the Registrant as of such date:



                                                                                Percent
Name                                            Incorporation and Date          Ownership
Essex International Public Company Limited      Thailand, 1984                     70%
Gold Lance, Inc.                                Massachusetts, 1986               100%
L.G. Balfour Company, Inc.                      Delaware, 1992                    100%
Anju Jewelry Limited                            Hong Kong, 1973                   100%
Town & Country Fine Jewelry Group, Inc. (2)     Massachusetts, 1991               100%


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(1)  Excluded are the names of particular subsidiaries, which, when considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary as of February 27, 1994.

(2)  Verilyte Gold, Inc. and Feature Enterprises, Inc. were merged into Town & Country Fine Jewelry Group, Inc. as of May
     14, 1993.